Exhibit 10.1

BUILD-A-BEAR WORKSHOP, INC.

Description of Build-A-Bear Workshop, Inc. Cash Bonus Program for Chiefs

The purpose of the Build-A-Bear Workshop, Inc. (the “Company”) Cash Bonus Program for Chiefs (the “Program”) is to attract and retain highly qualified executive officers, motivate these executive officers to materially contribute to the Company’s business success, and align the interests of the Company’s executive officers and stockholders by rewarding the executive officers for performance based on achievement of targets established by the Compensation and Development of the Company’s Board of Directors. The Program has been adopted under the Company’s Third Amended and Restated 2004 Stock Incentive Plan (the “2004 Plan”).

All Chiefs of the Company are eligible to participate in the Program. The cash bonus, if any, to be paid to each Chief will be calculated by multiplying the applicable Percentage of Base Bonus Calculation by the Base Bonus Calculation for the respective Chief. The Base Bonus Calculation for each of the Chiefs is determined by multiplying the Base Bonus Payout for the respective Chief by his or her eligible base salary (which excludes items such as relocation allowances, bonuses, stock options exercised, vested restricted stock, and performance-based long-term cash program payments) in effect on the date of adoption of the performance objectives for that fiscal year, as modified by any adjustment made during the first quarter of such fiscal year (“Eligible Base Salary”). The Base Bonus Payout for the President and Chief Executive Officer is 100% of her Eligible Base Salary. The Base Bonus Payout for each of the other Chiefs is 50% of his or her Eligible Base Salary.

The Percentage of Base Bonus Calculation is set based on the achievement of one or more performance objectives as follows: (i) a threshold achievement of 25% of the performance objective; (ii) a target achievement of 100% of the performance objective; and (iii) a maximum achievement of 200% of the performance objective (the “Achievement Levels”). The applicable performance objectives will be established by the Committee within the first ninety (90) days of the applicable fiscal year and will be based on one or more categories of performance measures set forth in Section 9 of the 2004 Plan. The calculation of cash bonuses will be interpolated to reflect performance results which fall within any of the Achievement Levels, in the sole discretion of the Committee. This discretion includes the ability to reduce the otherwise applicable Percentage of Base Bonus Calculation for each Achievement Level, but in no event shall the Committee increase the amount of compensation payable above the maximum Percentage of Base Bonus Calculation for each Achievement Level.

In the event of a financial restatement impacting the applicable performance objective after a cash bonus has been paid, the Company shall recover from the recipient of such cash bonus the applicable amount of the cash bonus which should not have been paid, based on the restatement of the performance objective, plus interest at the rate determined by the Committee, from the time Company made such cash bonus payment to the recipient until its recovery thereof. The recovery of any cash bonus paid pursuant to the Program shall be made in accordance with the terms of any incentive compensation recoupment or recovery policy adopted in the future by the Company pursuant to Rule 10D-1 of the Securities Exchange Act of 1934, as amended, and applicable rules and regulations of the New York Stock Exchange, or any national securities exchange on which the Company’s common stock is then-listed, to the extent that such policy would apply to such cash bonuses.